EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-115700, 333-123962, 333-132588, 333-141379, and 333-149444 on Forms S-8 of our reports relating to the financial statements and financial statement schedule of Blue Nile, Inc. (the “Company”) dated March 3, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s application of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements) and the effectiveness of the Company’s internal control over financial reporting dated March 3, 2009, appearing in the Annual Report on Form 10-K of the Company for the year ended January 4, 2009.
/s/ Deloitte & Touche LLP
Seattle, Washington
March 3, 2009